Exhibit 99.1

FOR IMMEDIATE RELEASE No. 09-05

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI REPORTS FIRST QUARTER 2009 RESULTS

CARENCRO, LA – MAY 6, 2009 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today reported first quarter 2009 net income of $0.9 million, or $0.04 per diluted share, on revenues of $34.9 million, compared to a net loss of $1.4 million, or ($0.08) per diluted share, on revenues of $41.0 million for the same period of 2008. The increase in net income is due in part to improved performance levels in OMNI’s Seismic Services segment and the full quarter contribution by OMNI’s wholly-owned subsidiary, Industrial Lift Truck and Equipment Company, Inc. (“ILT”), acquired in April 2008.

Brian J. Recatto, President and Chief Executive Officer of OMNI, stated “We, along with our peers, continue to be challenged by continued depression in the markets we serve. Our results were impacted by the ongoing deterioration of the North American drilling market, driven by the steep decline in natural gas prices. In response to declining utilization and pricing we will continue to be proactive and aggressive in managing our cost structure in line with our business activity levels. By right-sizing our company, reducing capital spending and curtailing third party cost, we feel we will be in a good position to continue to perform and to respond to the needs of our clients over the remainder of the year and into the future.

We are pleased to announce that we have agreed in principle, subject to due diligence, to acquire substantially all of the assets of Jones Disposal LLC, which includes a saltwater disposal well and 70 surrounding acres of land located in Northeast Texas that will be complementary to our other service activities in that geographic region.”

Financial Highlights

— Revenues: First quarter 2009 Revenues decreased by $6.1 million, to $34.9 million as compared to the first quarter of 2008. During the quarter, a full quarter contribution by ILT, which was acquired during 2008, was accretive to Revenue, and was offset by reduced activity across most of our service lines due to generally reduced activity levels in markets that we serve.

— Operating Income: First quarter 2009 Operating Income increased by $2.5 million, to $2.8 million as compared to the first quarter 2008 due in large part to the decrease in General and Administrative expense compared to the first quarter 2008. This reduction was primarily related to the provision for the adverse decision in respect of the Siemens litigation and associated legal fees last year.

— Interest Expense: First quarter 2009 Interest Expense decreased by $1.0 million to $1.0 million due primarily to reduced interest rates as well as the unusual interest expense associated with judicial interest in the Siemens judgment recorded in 2008.

— Income tax benefit: The effective tax rate for the first quarter 2009 was 45.7% compared to a 28.6% benefit in the same period in 2008 due to the current provision of federal and state taxes at the full statutory rate and applicable permanent differences.

— Earnings before interest, taxes, depreciation and amortization, other income (expense), non-cash stock compensation and gain on debt extinguishment (“Adjusted EBITDA”): First quarter 2009 Adjusted EBITDA was $6.5 million, 97.0% higher than the $3.3 million of Adjusted EBITDA reported for the comparable 2008 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand OMNI’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why OMNI believes this non-GAAP financial measure is useful.

— Balance Sheet: Total debt was $62.7 million and cash and cash equivalents were $1.5 million for a net debt position of $61.2 million as of March 31, 2009. This reflects a reduction in net debt of $9.9 million compared to December 31, 2008 levels due in large part to scheduled principal payments on structured debt as well as reductions in borrowings against our revolving line of credit.

Brian J. Recatto, President and Chief Executive Officer further commented, “We expect activity to remain weak with pricing pressure continuing due to excess service capacity in our markets. We will continue to reduce costs and focus on continued operational execution at the field level to protect our market share. Our outlook for the balance of this year is cautiously optimistic, as we feel we are in a position to be able to manage through this cycle and emerge an even stronger organization. With the continued dedication and hard work of our employees, we are confident in our ability to continue to provide quality service to our customers and ensure the best possible results for our shareholders.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Services (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2008	2009
	(in thousands, except per share amounts)
Operating revenue

Services	$32,590	$25,981

Rentals	8,371	8,923

Total operating revenue	40,961	34,904

Operating expenses:

Direct costs (exclusive of depreciation and amortization shown separately below)

Services	24,975	18,178

Rentals	4,124	4,453

Depreciation and amortization	2,814	3,337

General and administrative expenses	8,778	6,172

Total operating expenses	40,691	32,140

Operating income	270	2,764

Interest expense	(1,990)	(1,040)

Other income (expense), net	(246)	(10)

Income (loss) before income tax expense	(1,966)	1,714

Provision for income tax (expense) benefit	562	(784)

Net income (loss)	(1,404)	930

Dividends on preferred stock	(123)	(120)

Net income (loss) available to common stockholders	$(1,527)	$810

Basic income (loss) per share:

Net income (loss) available to common stockholders	$(0.08)	$0.04

Diluted income (loss) per share:

Net income (loss) available to common stockholders	$(0.08)	$0.04

Weighted average common shares outstanding:

Basic	19,070	20,577

Diluted	19,070	24,226

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), stock-based compensation and gain or loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the first quarter 2008 and 2009.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(Unaudited)

	Three months ended March 31,
	2008	2009
	Actual	Actual
Net income (loss)	$(1,404)	$930
Plus (less):
Interest	1,990	1,040
Other (income) expense	246	10
Depreciation and amortization	2,814	3,337
Non-cash stock compensation	195	398
Income tax (benefit) expense	(562)	784

Adjusted EBITDA	$3,279	$6,499

OMNI&